Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAMACO RESOURCES, INC.

Ramaco Resources, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.            The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 24, 2016.

2.            The Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 8, 2017.

3.            This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Second Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

4.            This Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware. The Prior Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I
NAME

SECTION 1.1            Name.The name of the Corporation is Ramaco Resources, Inc.

Article II
REGISTERED AGENT

SECTION 2.1            Registered Agent.The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

Article III
PURPOSE

SECTION 3.1            Purpose.The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

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Article IV
CAPITALIZATION

SECTION 4.1          Number of Shares.

(A)            The total number of shares of stock that the Corporation shall have the authority to issue is 310,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 260,000,000 shares of common stock, which will be designated as (a) 225,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”) and (b) 35,000,000 shares of Class B common stock, par value, $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(B)            The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Preferred Stock or Common Stock voting separately as a class shall be required therefor.

(C)            Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of common stock of the Corporation, par value $0.01 per share (“Prior Common Stock”), authorized or issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified as one (1) share of Class A Common Stock without any action of the holder thereof. Until surrendered, each stock certificate, if any, that, immediately prior to the Effective Time, represented shares of the Prior Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Class A Common Stock into which the shares of the Prior Common Stock were reclassified.

(D)            Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock and Class B Common Stock will be identical except as provided in Section 4.1(G).

(E)            At the option of the Corporation, exercisable at any time by resolution of the Board in its sole discretion, all outstanding shares of Class B Common Stock may be exchanged for shares of Class A Common Stock equal to the Optional Conversion Ratio.

(1)            For purposes of this Section 4.1(E), “Optional Conversion Ratio” means the amount (calculated to the nearest five decimal points) obtained by dividing (I) the average market value of the Class B Common Stock over the 20-day trading period ending on the trading day preceding the date designated by the Board for the determination of the Optional Conversion Ratio (the “Determination Date”), by (II) the average market value of the Class A Common Stock over the 20-day trading period ending on the trading day preceding the Determination Date.

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(2)            If the Corporation determines to convert all of the outstanding shares of Class B Common Stock into Class A Common Stock pursuant to this Section 4.1(E), such conversion will occur on any date and time fixed by the Board for the conversion of such shares of Class B Common Stock (a “Conversion Date”) on or prior to the 45th day following the Determination Date. If the Corporation determines not to undertake such conversion following the determination of the Optional Conversion Ratio, the Corporation may at any time thereafter establish a new Determination Date, in which the Optional Conversion Ratio will be recalculated as of such new Determination Date, and if the Corporation determines to convert all outstanding shares of Class B Common Stock into Class A Common Stock, a new Conversion Date will be established in accordance with this Section 4.1(E)(2).

(F)            The Corporation will not be required to issue or deliver fractional shares of Class A Common Stock to any holder of Class B Common Stock upon any exchange pursuant to paragraph (E) of this Section 4.1. In connection with the determination of the number of shares of Class A Common Stock that will be issuable to any holder of record of Class B Common Stock upon any such exchange (including any fractions of shares), the Corporation may aggregate the shares of Class B Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of Class A Common Stock to be issued or delivered to any holder of Class B Common Stock includes a fraction, the Corporation will pay, or will cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the “value” of such fraction, as the Board shall in good faith determine to be appropriate (without interest).

(G)            Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the Board may provide for different powers, preferences, privileges and rights relating to the Class A Common Stock and the Class B Common Stock, including, without limitation, the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property and the conditions upon which and the times when such dividends are payable.

SECTION 4.2          Provisions Relating to Preferred Stock.

(A)            Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(B)            Subject to any limitations prescribed by law and the rights of any class or series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designations and the powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each class or series of Preferred Stock, including, but not limited to, the following:

(1)            whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

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(2)            the number of shares to constitute the class or series and the designations thereof;

(3)            the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, if any, with respect to any class or series;

(4)            whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5)            whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(6)            the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate, and whether such dividends shall be compounded and if so the rate of such compounding;

(7)            the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(8)            whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

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(9)            such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any class or series as may to the Board seem advisable.

(C)            The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

SECTION 4.3         Provisions Relating to Common Stock.

(A)            Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as otherwise required by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation.

(B)            Notwithstanding the foregoing, except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together as a class with the holders of one or more other such class or series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(C)            Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

Article V
DIRECTORS

SECTION 5.1          Term and Classes.

(A)            The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

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(B)            Until the first date on which investment funds sponsored or managed by Yorktown Partners LLC (“Yorktown”) and Energy Capital Partners Mezzanine, LLC (“ECP” and together with Yorktown, the “Sponsors”) and their respective Affiliates (as such term is defined in Section 10.2) no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), the directors, other than those who may be elected by the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation, shall consist of a single class, with the initial term of office to expire at the 2017 annual meeting of stockholders, and each director shall hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

(C)            On and after the Trigger Date, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the Trigger Date, the initial term of office of the second class to expire at the second annual meeting of stockholders following the Trigger Date, and the initial term of office of the third class to expire at the third annual meeting of stockholders following the Trigger Date, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of any class or series of Preferred Stock, to such classes. At each annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

SECTION 5.2          Vacancies.Subject to applicable law, the rights of the holders of any class or series of Preferred Stock then outstanding and the then applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of February 8, 2017 (the “Stockholders Agreement”) any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board, be filled (A) prior to the Trigger Date, by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, and (B) on or after the Trigger Date, solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

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SECTION 5.3          Removal.

(A)            Until the Trigger Date, subject to the rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the then applicable terms of the Stockholders’ Agreement, any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

(B)            On and after the Trigger Date, subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the then applicable terms of the Stockholders’ Agreement, any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

(C)            Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (1) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (2) has been found to have been grossly negligent in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction; or (3) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation.

SECTION 5.4          Number.Prior to the Trigger Date, subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. On and after the Trigger Date, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

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Article VI
STOCKHOLDER ACTION

SECTION 6.1         Written Consents.

(A)            Prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(B)            On and after the Trigger Date, subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Article VII
SPECIAL MEETINGS

SECTION 7.1         Special Meetings.Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. The Board shall fix the date, time and place, if any, of such special meeting. On and after the Trigger Date, subject to the rights of holders of any class or series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

Article VIII
BYLAWS

SECTION 8.1          Bylaws.In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, prior to the Trigger Date, the Board is authorized to adopt, amend or repeal the bylaws of the Corporation only with the approval of a majority of the Whole Board and the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. On and after the Trigger Date, the Board shall be expressly authorized to adopt, amend or repeal the bylaws of the Corporation only with the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation without any requirement to obtain separate Board approval; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be adopted, altered, amended or repealed by the stockholders of the Corporation only (A) prior to the Trigger Date, with the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (B) on and after the Trigger Date, with the affirmative vote of holders of not less than 66 2⁄3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

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Article IX
LIMITATION OF DIRECTOR LIABILITY

SECTION 9.1            Limitation of Director Liability.No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Article X
CORPORATE OPPORTUNITY

SECTION 10.1          Corporate Opportunities.The Sponsors own and will own substantial equity interests in other entities (existing and future) that participate in the energy industry (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Certain members of the Board may also serve as employees, partners, officers or directors of members of the Sponsors or Portfolio Companies and, at any given time, the Sponsors or Portfolio Companies may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Corporation, to the Sponsors or Portfolio Companies or any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any of the Sponsors or Portfolio Companies. As a result of such waiver, no Sponsor, nor any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any of the Sponsors or Portfolio Companies, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (B) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any Sponsor, a “Competing Person”); (C) developing a business relationship with any Competing Person; or (D) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (A) through (D)) of whether such activities are in direct or indirect competition with the business or activities of the Corporation or any of its subsidiaries (the activities described in (A) through– (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Corporation hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Sponsor or Portfolio Company or any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any Sponsor or Portfolio Company.

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SECTION 10.2        Definitions.For purposes of this Article X, the following terms have the following definitions:

(A)            “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any Sponsor, an “Affiliate” shall include (1) any Person who is the direct or indirect ultimate holder of “equity securities” (as such term is described in Rule 405 under the Securities Act of 1933, as amended) of such Sponsor, and (2) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such Sponsor, including any Portfolio Company.

(B)            “Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, association, or other entity.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article X. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or any applicable law.

Article XI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

SECTION 11.1        Business Combinations with Interested Stockholders.Prior to the first date upon which the Sponsors and their respective Affiliates (other than the Corporation) no longer individually or collectively beneficially owns in the aggregate more than 15% of the outstanding Common Stock of the Corporation (the “Section 203 Trigger Date”), the Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto. On and after the Section 203 Trigger Date, the provisions of Section 203 of the DGCL shall be applicable to the Corporation.

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Article XII
AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 12.1        Amendments.

(A)            The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

(B)            Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), prior to the Trigger Date, the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

(C)            Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), on and after the Trigger Date, the affirmative vote of the holders of at least 66 2⁄3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation; provided, however, that the amendment, alteration or repeal of Section 4.1 shall only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

Article XIII
FORUM SELECTION

SECTION 13.1       Exclusive Forum.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, or any directors, officers or employees or agents of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (D) any action asserting a claim against the Corporation, its directors, officers or employees or agents governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECTION 13.2        Stockholder Consent to Personal Jurisdiction.To the fullest extent permitted by law, if any action the subject matter of which is within the scope of Section 13.1 above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 above (an “FSC Enforcement Action”) and (B) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [●] day of [●] 2022.

RAMACO RESOURCES, INC.

By:
Name: Randall W. Atkins
Title: Chairman and Chief Executive Officer

[Signature Page – Second Amended and Restated Certificate of Incorporation]